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                                                                     EXHIBIT 8.1

                TAX OPINION OF BLANK ROME COMISKY & MCCAULEY LLP


December 20, 2000


Berkshire Bancorp
160 Broadway
New York, New York 10038

Re: Acquisition of GSB Financial Corporation

Gentlemen:


    You have requested our opinion concerning certain Federal income tax consequences of the merger of GSB Financial Corporation, an entity incorporated under the Delaware Corporation Law, as amended ('GSB'), with and into Berkshire Bancorp Inc., an entity incorporated under the Delaware Corporation Law, as amended ('Berkshire'). The terms of the merger are described in the Joint Proxy Statement/Prospectus filed as part of Amendment Number 2 to Berkshire's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on December 20, 2000 (the 'Prospectus'). Our opinion is based upon our understanding of the facts of and incident to the transaction, as are set forth in the Prospectus, and upon the condition that those facts are true, correct and complete. Further, our opinion is issued in reliance upon the Officer's Certificate of GSB and the Officer's Certificate of Berkshire relating to the truth, correctness and completeness of those facts and the facts in the Prospectus, including the financial statements and exhibits that are a part thereof. Those exhibits include the Agreement and Plan of Reorganization, dated as of August 16, 2000, attached as Annex A to the Prospectus (the 'Plan of Merger'). All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Plan of Merger.



    In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Plan of Merger, the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and factual representations of officers and other representatives of GSB and Berkshire and others. In particular, we have relied upon certain representations of the managements of GSB and Berkshire in their respective Officer's Certificates.


    In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the 'Code')(1), Treasury Regulations and the pertinent judicial authorities and interpretive rulings of the Internal Revenue Service (the 'Service').

    Assuming that at least 50.1% of the value of the total consideration paid by Berkshire in the transaction constitutes Berkshire stock, and based solely upon the foregoing and provided that the Merger and the other transactions contemplated by the Plan of Merger are consummated in the manner described in the Prospectus, we are of the opinion that under present law, for federal income tax purposes:

        1. The Merger of GSB with and into Berkshire will constitute a reorganization within the meaning of Sections 368(a) of the Code. Berkshire and GSB each will be 'a party to reorganization' within the meaning of
    Section 368(b) of the Code.

        2. No gain or loss will be recognized by GSB upon the transfer of its assets to Berkshire and the assumption by Berkshire of its liabilities, if any. Code Sections 357(a) and 361(a).

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(1) Unless otherwise indicated, all section references are to sections of the
Code.




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        3. The tax basis of the GSB assets in the hands of Berkshire will equal the sum of the tax basis of the assets in the hands of GSB immediately prior to the Merger. Code Section 362(b).

        4. The holding period of the GSB assets received by Berkshire in the exchange will include the period in which the assets were held by GSB. Code
    Section 1223(2).

        5. No gain or loss will be recognized by Berkshire upon the issuance of the Berkshire Common Stock to the GSB stockholders in exchange for their GSB stock. Code Section 1032(a).

        6. GSB stockholders will recognize no gain or loss upon their exchange of GSB stock solely for shares of Berkshire Common Stock. Code Section 354(a).

        7. GSB stockholders who receive both Berkshire Common Stock and cash in exchange for their GSB stock will recognize gain, if any, but not in excess of the amount of cash received. If the exchange has the effect of a distribution of a dividend, then the amount of gain recognized that is not in excess of each stockholder's share of undistributed earnings and profits of Berkshire is treated as a dividend. The determination of whether the exchange has the effect of a distribution of a dividend will be made on a stockholder by stockholder basis in accordance with the principles set forth in Commissioner v. Clark, 489 US 726 (1989). No loss is recognized in the exchange. Code Section 356(c)(1).

        8. GSB stockholders who receive solely cash in exchange for their GSB stock will be treated as having received a distribution in redemption of their stock subject to the provisions of Section 302 of the Code. Where, as a result of such distribution, a stockholder owns no Berkshire Common Stock, either directly or by reason of the application of Code Section 318, the redemption will constitute a complete termination of interest within the meaning of Code Section 302(b)(3); and such cash will be treated as a distribution in full payment in exchange for their Berkshire Common Stock as provided in Code Section 302(a). Such GSB stockholders will recognize gain or loss under Section 1001 of the Code measured by the difference between the amount of cash received and the adjusted basis of the GSB stock surrendered. Rev. Rul. 74-515, 1974-2 C.B. 118.

        9. The basis of the Berkshire Common Stock received by the stockholders of GSB (including fractional shares) will be same as the basis of the GSB stock surrendered in exchange therefor as: (i) decreased by the amount of cash received and (ii) increased by the amount which was treated as a dividend and the amount of gain recognized on the exchange. Code Section 358(a)(1).

        10. The holding period of the Berkshire Common Stock received by a GSB stockholder (including any fractional shares) will include the period during which the GSB stock surrendered in exchange therefor was held by such GSB stockholder, provided that the GSB stock surrendered was a capital asset in the hands of such GSB stockholder on the date of the exchange. Code Section 1223(a).

        11. Cash received by stockholders of GSB in lieu of fractional shares of Berkshire will be treated as a distribution in redemption of their fractional share interests subject to the provisions and limitations of
    Section 302 of the Code. Rev. Rul. 66-365, 1966-2 C.B. 116.

    This letter expresses our views only as to the specific issues addressed above. No opinion is expressed concerning the Federal income tax treatment of the transaction under any provision of the Code not specifically referenced herein, including the tax treatment of the substitution by Berkshire of any options to purchase GSB Common Stock. No opinion is expressed with respect to state and local taxes, Federal or state securities law, or any other Federal, state or local law not expressly referenced herein.

    Our opinions set forth our legal judgement, and are not binding on the Service or any other person. Therefore, there can be no assurance that the conclusions set forth herein would be sustained by a court if challenged.

    Further, the opinions set forth represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact could affect the opinions expressed herein.




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    We are pleased to offer this opinion based upon the Federal income tax laws as of this date. No assurances can be provided as to future changes in or administrative or judicial interpretations of these laws.


    This letter is solely for the information and use of you and the stockholders of GSB in connection with the transaction referenced herein. It may not be reproduced, quoted in whole or in part, referred to in any other context or filed with any governmental agency without the prior written consent of this firm.


                                          Very truly yours,

                                          /s/ Blank Rome Comisky & McCauley LLP

                                          BLANK ROME COMISKY & MCCAULEY LLP




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                             BERKSHIRE BANCORP INC.
                             OFFICERS' CERTIFICATE

    The undersigned officers of Berkshire Bancorp Inc. ('Berkshire'), a Delaware corporation, Greater American Financial Group, Inc. ('Greater'), a Delaware corporation, The Berkshire Bank ('Berkshire Bank') a commercial bank chartered and existing under the laws of New York and Goshen Savings Bank ('Goshen'), a federal savings bank, chartered and existing under the laws of the United States in connection with the legal opinion to be delivered by Blank Rome Comisky & McCauley LLP pursuant to Section 7.3(e) and Exhibit A of the Agreement and Plan of Reorganization dated August 16, 2000 ('Plan of Reorganization') by and among
(i) Berkshire, (ii) Greater, (iii) Berkshire Bank, (iv) GSB Financial Corporation ('GSB'), a Delaware corporation and (v) Goshen, pursuant to which GSB will be merged with and into Berkshire(1) (the 'Reorganization') and immediately thereafter, Goshen will be merged with and into Berkshire Bank (the 'Subsidiary Merger'), and recognizing that Blank Rome Comisky & McCauley LLP will rely on this Certificate in delivering such opinion, hereby certify that the facts which are described in this Certificate relating to the Reorganization are true, complete and correct in all respects and will be true, complete and correct in all respects on the Closing Date of Reorganization as set forth in the Plan of Reorganization, and further certify as follows:

        1. I am familiar with the terms and provisions of the Plan of Reorganization pursuant to which GSB will be merged with and into Berkshire.

        2. As to the matters set forth below, I either have personal knowledge or have obtained information from officers and employees of Berkshire in whom I have confidence and whose duties require them to have personal knowledge thereof.

        3. I have read and am familiar with the legal opinion (in the form attached) to be rendered by Blank Rome Comisky & McCauley LLP in connection with the Reorganization. I understand that Blank Rome Comisky & McCauley LLP will rely upon this Certificate in rendering that opinion. I know of no reason why the opinion should not be issued.

        4. To the best of my knowledge, the fair market value of the Berkshire common stock ('Berkshire Stock') and other consideration received or deemed received by each GSB stockholder will be approximately equal to the fair market value of the capital stock of GSB ('GSB stock') surrendered pursuant to the merger of GSB with and into Berkshire.

        5. Berkshire has no plan or intention following the Reorganization to sell or otherwise dispose of the assets held by GSB at the time of the Reorganization, except for dispositions made in the ordinary course of business and except for transfers described in section 368(a)(2)(C) of the Code and the Treasury Regulations applicable thereunder.

        6. Berkshire has no present plan or intention following the Reorganization to directly or indirectly reacquire any of its stock issued in the Reorganization except through regular, periodic stock repurchase programs.

        7. The liabilities of GSB assumed by Berkshire and the liabilities to which the transferred assets of GSB are subject were incurred by GSB in the ordinary course of its business.

        8. The fair market value of the assets of GSB transferred to Berkshire will equal or exceed the sum of the liabilities assumed by Berkshire plus the amount of liabilities, if any, to which the transferred assets are subject.

        9. Following the Reorganization, Berkshire will continue the 'historic business' or use a significant portion of the 'historic business assets' of GSB in a business, as such terms are defined in Treasury Regulation Section 1.368-1(d).

        10. None of the compensation received by any stockholder-employee of GSB will be separate consideration for, or allocable to, any of their shares of GSB stock. None of the shares of Berkshire Stock received by any stockholder-employees of GSB will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to

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(1) All terms used and not defined herein shall have the meaning ascribed to them in the Plan of Reorganization.




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    any stockholder-employees of GSB will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

        11. Berkshire, GSB, and the stockholders of GSB will pay their respective expenses, if any, incurred in connection with the Reorganization.

        12. There is no intercorporate indebtedness between GSB and Berkshire that was issued, acquired or will be settled at a discount.

        13. Berkshire is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.


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
                                               BERKSHIRE BANCORP INC.

DATED: 12/18/00                                By: /s/ Steven Rosenberg
       .....................................       .......................................
                                                   Steven Rosenberg
                                                   President, Chief Executive Officer and
                                                   Chief Financial Officer
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                           GSB FINANCIAL CORPORATION
                             OFFICERS' CERTIFICATE

    The undersigned officer of GSB Financial Corporation ('GSB'), a Delaware corporation, in connection with the legal opinion to be delivered by Blank Rome Comisky & McCauley LLP pursuant to Section 7.3(e) of the Agreement and Plan of Reorganization dated August 16, 2000 ('Plan of Reorganization') by and among (i) Berkshire Bancorp Inc, ('Berkshire'), a Delaware Corporation, (ii) Greater American Financial Group, Inc. ('Greater'), a Delaware corporation, (iii) The Berkshire Bank ('Berkshire Bank'), a commercial bank chartered and existing under the laws of New York, (iv) GSB and (v) Goshen Savings Bank ('Goshen'), a federal savings bank, chartered and existing under the laws of the United States pursuant to which GSB will be merged with and into Berkshire(1) (the 'Reorganization') and recognizing that Blank Rome Comisky & McCauley LLP will rely on this Certificate in delivering such opinion, hereby certifies that the facts which are described in this Certificate relating to the proposed Reorganization are true, complete and correct in all respects and will be true, complete and correct in all respects on the Closing Date of the Reorganization as set forth in the Plan of Reorganization, and further certify as follows:

        1. I am familiar with the terms and provisions of the Plan of Reorganization pursuant to which GSB will be merged with and into Berkshire.

        2. As to the matters set forth below, I either have personal knowledge or have obtained information from officers and employees of GSB, in whom I have confidence and whose duties require them to have personal knowledge thereof.

        3. I have read and am familiar with the legal opinion (in the form attached) to be rendered by Blank Rome Comisky & McCauley LLP in connection with the Reorganization. I understand that Blank Rome Comisky & McCauley LLP will rely upon this Certificate in rendering that opinion. I know of no reason why the opinion should not be issued.

        4. To the best of my knowledge, the fair market value of the Berkshire common stock ('Berkshire Stock') and other consideration received or deemed received by each GSB stockholder will be approximately equal to the fair market value of the capital stock of GSB ('GSB stock') surrendered pursuant to the merger of GSB with and into Berkshire.

        5. To the best of the knowledge of the management of GSB, there is no plan or intention on the part of one or more stockholders of GSB to sell, exchange or otherwise dispose of a number of shares of Berkshire Stock received in the Reorganization in a transaction or series of transactions pursuant to which Berkshire, its affiliates or subsidiaries (including for these purposes any 'related persons' to Berkshire within the meaning of Treasury Regulation Section 1.368-1(e)(3)), and/or one or more agents acting on behalf of any such entities would reacquire any stock issued to such GSB stockholders pursuant to the terms of the Plan of Reorganization in one or more transactions which would have the effect of reducing the GSB stockholders' ownership of Berkshire Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50 percent of the value of all of the formerly outstanding GSB Stock as of the same date. Moreover, shares of GSB Stock and shares of Berkshire Stock held by GSB stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

        6. The liabilities of GSB assumed by Berkshire and the liabilities to which the transferred assets of GSB are subject were incurred by GSB in the ordinary course of its business.

        7. The fair market value of the assets of GSB transferred to Berkshire will equal or exceed the sum of the liabilities assumed by Berkshire plus the amount of liabilities, if any, to which the transferred assets are subject.

        8. GSB, Goshen and the stockholders of GSB will pay their respective expenses, if any, incurred in connection with the Reorganization and the Subsidiary Merger.

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(1) All terms used and not defined herein shall have the meaning ascribed to them in the Plan of Reorganization.




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        9. There is no intercorporate indebtedness between GSB and Berkshire that was issued, acquired or will be settled at a discount.

        10. GSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        11. Neither GSB nor Goshen is an investment company as defined in
    Section 368(a)(2)(F)(iii) and (iv) of the Code.


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
                                               GSB FINANCIAL CORPORATION

DATED:              12/19/00                   By:         /s/ STEPHEN W. DEDERICK
          ...................................     .......................................
                                                  Stephen W. Dederick,
                                                  Treasurer and Chief Financial Officer
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